Exhibit 99.1

ICOP Digital Announces Reverse Split in Anticipation of a Secondary Offering

Thursday January 13, 8:00 am ET

OVERLAND PARK, Kan.—(BUSINESS WIRE)—Jan. 13, 2005—ICOP Digital, Inc. (OTCBB:ICPD - News) announced today that they have signed a letter of intent with Paulson Investment Company, Inc. of Portland, Oregon, to proceed with a $10,000,000 secondary offering of the company’s stock. The company has agreed to seek approval from the shareholders for a one-for-ten reverse split of its stock as one of the recapitalization requirements for the secondary offering. The reverse split will not affect the percentage ownership of the individual shareholders.

The company plans to issue a proxy statement detailing the reverse split proposal and to call a meeting of its shareholders to vote on the matter in the near future. David C. Owen, President and CEO of the company, said: “We are delighted to be working with Paulson Investment Company, Inc. to provide the necessary funding for our growth. The reverse split will enable ICOP Digital to achieve better recognition in the financial markets. The demand for the ICOP Model 20/20(TM) digital in-car video system is very good and this funding will enable us to accelerate production.”

About ICOP Digital, Inc.

ICOP Digital, Inc. (www.ICOPdigital.com) is a Kansas-based company that delivers innovative mission-critical security, surveillance, and communications solutions that provide timely and accurate information for security for the public and private sectors, to monitor and protect people, assets, and profits. ICOP Digital’s first solution is a digital video in-car recorder system, for use in the law enforcement industry — the ICOP Model 20/20(TM). ICOP Digital is committed to providing surveillance and communications solutions that help our customers improve their safety and security, through effective deployments of innovative technologies.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our ability to finance operations and inventory on terms acceptable to us, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company’s products and services. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities and Exchange Commission.

Contact:

ICOP Digital, Inc.

Laura E. Owen, 913-338-5550

913-469-1662 (fax)

www.ICOPDigital.com